Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

SECOND QUARTER 2015 FINANCIAL RESULTS

ROANOKE, VA, June 12, 2015 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal second quarter ended April 30, 2015.

Second Quarter 2015 Financial Results

Consolidated net sales for the second quarter of fiscal year 2015 were $18.7 million, compared to net sales of $20.2 million for the second quarter of fiscal year 2014, a decrease of 7.5%. Net sales increased 7.6% in the second quarter of fiscal year 2015, compared to net sales of $17.4 million for the first quarter of fiscal year 2015.

Gross profit was $5.7 million in the second quarter of fiscal year 2015, compared to $6.7 million in the second quarter of fiscal 2014. Gross profit margin, or gross profit as a percentage of net sales, was 30.4% in the second quarter of fiscal year 2015, compared to 33.0% in the second quarter of fiscal year 2014.

OCC recorded a net loss attributable to the Company of $490,000, or $0.08 per basic and diluted share, for the second quarter of fiscal year 2015, compared to a net loss of $143,000, or $0.02 per basic and diluted share, for the second quarter of fiscal year 2014.

Optical Cable Corp. – Second Quarter 2015 Earnings Release

Fiscal Year-to-Date 2015 Financial Results

Consolidated net sales for the first half of fiscal year 2015 decreased 1.9% to $36.0 million, compared to net sales of $36.7 million for the same period in fiscal year 2014. The Company achieved a year-over-year increase in net sales during the first half of fiscal year 2015 in its commercial markets; however, this increase was offset by decreases in net sales in its specialty markets.

Gross profit was $11.1 million in the first half of fiscal year 2015, compared to $12.1 million in the first half of fiscal 2014. Gross profit margin was 30.7% in the first half of fiscal year 2015, compared to 32.9% in the first half of fiscal year 2014.

OCC recorded a net loss attributable to the Company of $718,000, or $0.12 per basic and diluted share, for the first half of fiscal year 2015, compared to a net loss of $555,000, or $0.09 per basic and diluted share, for the same period last year.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During the second quarter, we achieved sales growth in our commercial markets, but were challenged by weakness in certain specialty markets and by the strong dollar, which we believe impacted our international sales.  In addition, gross profit margins for the quarter were less than expected due to product sales mix. We continue to be confident in the underlying strength of our business and our overall market position. We are particularly optimistic about the opportunities we believe are developing as a result of our investments in new product development and manufacturing capabilities.”

Mr. Wilkin added, “Our balance sheet remains strong and we continue to return capital to shareholders through our regular quarterly dividend.  We look forward to operating efficiently and driving profitable growth in the second half of the fiscal year.”

Conference Call Information

As previously announced, OCC will host a conference call today, June 12, 2015, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 or (973) 935-2840. For interested individuals unable to join the call, a replay will be available through June 19, 2015, by dialing (800) 585-8367 or (404) 537-3406, pass code 60463945. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market (or non-carrier market), offering an integrated suite of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, wireless carrier and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

Optical Cable Corp. – Second Quarter 2015 Earnings Release

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corporation, OCC®, Procyon®, Procyon Blade™, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – Second Quarter 2015 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Second Quarter 2015 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,

	2015	2014	2015	2014

Net sales	$18,676	$20,191	$36,035	$36,726
Cost of goods sold	13,007	13,531	24,980	24,658

Gross profit	5,669	6,660	11,055	12,068

SG&A expenses	6,474	6,836	12,195	12,882
Royalty expense, net	34	17	90	46
Amortization of intangible assets	3	10	5	19

Loss from operations	(842)	(203)	(1,235)	(879)

Interest expense, net	(103)	(111)	(205)	(224)
Other, net	6	1	4	23
Other expense, net	(97)	(110)	(201)	(201)

Loss before income taxes	(939)	(313)	(1,436)	(1,080)

Income tax benefit	(431)	(157)	(676)	(480)

Net loss	$(508)	$(156)	$(760)	$(600)

Net loss attributable to noncontrolling interest	(18)	(13)	(42)	(45)

Net loss attributable to OCC	$(490)	$(143)	$(718)	$(555)

Net loss attributable to OCC per share:
Basic and diluted	$(0.08)	$(0.02)	$(0.12)	$(0.09)

Weighted average shares outstanding:
Basic and diluted	6,167	6,037	6,212	6,039

Cash dividends declared per common share	$0.02	$0.02	$0.04	$0.04

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Optical Cable Corp. – Second Quarter 2015 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	April 30,	October 31,
	2015	2014
Cash	$668	$1,090
Trade accounts receivable, net	10,089	14,076
Inventories	18,677	17,518
Other current assets	3,664	2,693
Total current assets	33,098	35,377
Non-current assets	15,218	14,662
Total assets	$48,316	$50,039

Current liabilities	$6,531	$9,302
Non-current liabilities	12,387	10,431
Total liabilities	18,918	19,733
Total shareholders’ equity attributable to OCC	30,140	31,006
Noncontrolling interest	(742)	(700)
Total shareholders’ equity	29,398	30,306
Total liabilities and shareholders’ equity	$48,316	$50,039

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